Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-1 for United States Gasoline Fund, LP of our report dated March 10, 2014 relating to the statements of financial condition for the years ended December 31, 2013 and 2012, including the schedules of investments as of December 31, 2013 and 2012 and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2013, 2012 and 2011 of United States Gasoline Fund, LP included in the Form 10-K of United States Gasoline Fund, LP and to the reference to our Firm as “Experts” in the Prospectus.

/s/SPICER JEFFRIES LLP

Greenwood Village, Colorado

April 21, 2014